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EXHIBIT (J)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 13 to Registration Statement No. 333-29511 of MEMBERS Mutual Funds on Form N-1A of our report dated December 16, 2005, appearing in the Annual Report of MEMBERS Mutual Funds for the year ended October 31, 2005, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus, which is also part of this Registration Statement.

Deloitte & Touche LLP

Milwaukee, Wisconsin
February 24, 2006